Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Oscar Health, Inc. of our report dated February 25, 2022 relating to the financial statements and financial statement schedule, which appears in Oscar Health, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 12, 2022